Exhibit 8.2

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

[ ], 2010	direct dial 404 815 6653 direct fax 404 541 3204 LFowler@KilpatrickStockton.com

Eyewonder, Inc.

229 Peachtree Street, N.E.

International Tower, Suite 1700

Atlanta, Georgia 30303

Ladies and Gentlemen:

We have acted as counsel to Eyewonder, Inc., a Delaware corporation (“Company”) in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”) made and entered into as of December 21, 2009 by and among Limelight Networks, Inc., a Delaware corporation (“Parent”), Elvis Merger Sub One Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Limelight (“Merger Sub One”), Elvis Merger Sub Two LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Limelight (“Merger Sub Two”), Company, John Vincent, as stockholder representative and Deutsche Bank National Trust, as Escrow Agent. Pursuant to the Agreement, (i) Merger Sub One will merge with and into Company (the “First Step Merger”), with Company as the surviving entity of the First Step Merger and as a wholly owned subsidiary of Parent and (ii) immediately following the First Step Merger and as part of a single integrated transaction with the First Step Merger, Parent will cause Company to merge with and into Merger Sub Two, a disregarded entity for U.S. Federal income tax purposes, with Merger Sub Two continuing as the surviving entity (the “Second Step Merger,” and taken together with the First Step Merger, the “Merger”).

The Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the Proxy Statement/Prospectus relating to the Merger (the “Proxy Statement/Prospectus”) describes the Merger and certain other matters contemplated by the Agreement. We are rendering our opinion pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise defined, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

We have based our opinions set forth in this letter on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date of this letter, all of which are subject to change, possibly with retroactive effect, or to different interpretations.

Based on the assumptions and subject to the qualifications and limitations set forth therein, (a) it is our opinion that the Merger will qualify as a “reorganization” as defined in section 368(a) of the Code, and (b) the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement accurately describes the material United States Federal income tax consequences of the Merger, subject to the conditions and limitations set forth therein. We note that the discussion referenced above addresses only the material United States Federal income tax consequences, and it does not purport to discuss all possible Federal income tax consequences or any state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).

Except as stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the Merger, and no person may rely upon, circulate, quote, or otherwise refer to this opinion for any other purpose.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the Registration Statement and to the reference to us and this opinion letter in the Registration Statement. By giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are “experts” with respect to this letter, as that term is used in the Act, or the rules and regulations of the SEC thereunder.

KILPATRICK STOCKTON, LLP

By:
Lynn E. Fowler, a Partner